Exhibit 99.2
Qumu Corporation
Third Quarter 2018
Earnings Conference Call
October 31, 2018

Operator

[Introduction]

Dave Ristow

Good morning, everyone. Thank you for joining our third quarter 2018 earnings conference call.

Our comments today may include forward-looking statements relating to our expectations, plans and prospects. These statements are based on information available to us at the time of this presentation and, by their nature, involve risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Risks and uncertainties associated with our business are described in our most recent annual report on Form 10-K.

Any unreleased features or services referenced in this presentation, or other public statements, are not currently available and may not be delivered on time or at all. Customers who purchase our products or services should make sure that their decisions are based on features that are currently available. We assume no obligation to, and do not intend to, update any forward-looking statements.

Now, I’ll turn the call over to Vern Hanzlik, the President and CEO of Qumu.

Vern Hanzlik

Thank you, Dave, and welcome everyone. First, I’d like to touch on some key financial highlights, and then I’ll review our progress against the Strategic Plan.

I’m happy to report that Qumu ended its third quarter with both positive net income of $2.4 million and earnings per share of $0.25 – marking the company’s first quarter of positive net income and EPS since Q3 of 2014. The net income was largely the result of a $6.5 million gain on the sale of our investment in BriefCam Limited, which strengthened Qumu’s balance sheet to $8.5 million in cash – an increase of $3.3 million over the previous quarter after paying down $6 million, or 60%, of our long-term debt.

Revenues were $5.7 million for the quarter, compared to $7.6 million in the third quarter 2017. Adjusted EBITDA was negative $803,000, and gross margins were 63%. In addition, Qumu’s total annualized recurring revenue is approximately $16.5 million for 2018, which is comprised of 44% SaaS revenue and 56% annualized support and maintenance revenue.

We expect a degree of lumpiness in our business given the long sales cycle and our transition from perpetual contracts to software as a service. And for that reason, we are focused on our annual guidance. With this in mind, based on 1) the strength in our sales pipeline, 2) the growing loyalty of our customer base and 3) an estimated year-over-year growth in annual bookings of 20% to 25%, we are reiterating our guidance for the year of approximately $25 million in revenue.

Given our strengthened balance sheet, year over year bookings growth, and prudent expense management, we remain bullish on the business. Now I would like to take a moment and review several ways Qumu is building strong momentum through the balance of 2018 and into 2019:

1.	We are seeing continued growth in customer opportunities and our pipeline remains strong at two-and-a-half times projected sales.

2.	We have already closed several deals this quarter.

3.	Qumu’s customer renewal rate continues to grow, rising one percent during the quarter to 90.5%. This indicates we are continuing to earn the trust and commitment of the world’s leading organizations.

4.	During the quarter we expanded our footprint within 22 customers, beyond our renewal activities.

5.	We are continuing to expand our reach with a leveraged sales model, steadily building strong channel relationships with British Telecom, AT&T, Pinnaca, XenTegra, Genesis, and Whitlock.

I’d also like to take a moment and highlight another positive trend in our business, which is the growing number of hybrid deployments being requested by new and existing customers. Until recently, hybrid enterprise video implementations were seen as a transition point between on premise deployments and full, cloud-based environments. But this recent surge in hybrid activity proves that we not only understand the enterprise video market today, but also where it is headed tomorrow.

Hybrid is now the strategic destination for many of our customers. Ultimately these customers are choosing Qumu’s Pathfinder intelligent delivery technology, because Pathfinder is a major component that brings distributed computing to Enterprise video, making video delivery reliable, manageable and scalable.

For example, our partner, Whitlock, brought Qumu a major computer technology client who is migrating its large on prem installation to hybrid, putting their full confidence in Pathfinder as their video delivery technology. In addition, another customer-a major financial services firm-is migrating from Cloud to hybrid, again using Pathfinder as the bonding element and providing peer-to-peer delivery technology across hundreds of branch offices.

Now, I’d like to report on our progress against each of the four pillars of our strategic plan.

Our first Pillar is Sales Execution & New Customer Growth.

Qumu’s marketing team is highly skilled at bringing qualified leads into our pipeline by creating engaging content, and steadily building our brand visibility. This year, we’ve had tremendous success securing top rankings with industry influencers and analysts who have ranked Qumu as an industry leader – citing product innovation, customer experience, ability to execute and completeness of vision as key factors in their analysis. Between these analyst honors and our market-leading list of Global 2000 customers, it is becoming clear to the entire industry that Qumu absolutely belongs on the list of best-in-class enterprise video solutions.

In addition to analyst honors we also continue to be recognized by the industry as a whole, receiving awards in 2018 for our WebRTC technology, our Bring Your Own Device support, and our employee onboarding solution. And recently, we were named as one of the 50 Companies That Matter Most in Online Video for 2018 by Streaming Media Magazine.

Attendance for our new live webcast series, called The Video Visionaries Series, has also been growing steadily. This series not only showcases our experts and their knowledge, but also demonstrates our product, Qumu Cloud, in action. The most recent educational webcasts we’ve delivered have included

•	Choosing the Best Video Distribution Technology for Your Environment

•	5 Simple Steps for Creating High Quality Business Video, and

•	Video Captioning Using Artificial Intelligence

These new programs have helped Qumu build a robust pipeline of sales opportunities, and now our focus is on driving those opportunities to close and improving our ability to predict those sales. To ensure that we are aggressively pursuing every possible opportunity, we are investing in additional sales talent in all regions.

The sales team closed significant deals during the quarter, adding to our stellar customer roster. A couple examples of new customers are Princess Maxima and Amica Mutual Insurance. Customer expansions include Express Scripts/Medco, Kaiser Permanente, Credit Suisse and Boehringer Pharma.

Qumu is also continually expanding its ecosystem of reseller partners, resulting in a record year of growth for Qumu’s channel partner network. This past quarter, we announced new strategic partnership agreements with AVI-SPL Systems, Genesis Integration and Whitlock. These relationships extend our leadership position in both Unified Communications and Hybrid Cloud. And the Whitlock relationship has already yielded the large technology client mentioned earlier.

In addition, existing key partners such as AT&T, Pexip and V-Cube/iStudy are making deeper commitments and working directly with us on lead generation. V-Cube/iStudy, for example, continues to help us grow our customer footprint in Japan.

The Second Pillar in our 2018 Strategy is Customer Success and Retention.

I’ve already mentioned our performance in this area with over 90% customer retention. This is in part due to our reorganization of the sales team earlier this year in which we assigned account managers to all accounts-enhancing our retention and expansion in our customer base.

The Third Pillar in our Strategy is Market-Focused Product Innovation. During the quarter, we made multiple product improvements and two key announcements, building on two of our competitive product strengths – video delivery and extensibility.

Our intelligent video delivery software, Pathfinder, is our secret sauce – providing comprehensive and flexible connectivity inside or outside the firewall. Because our customer environments are highly complex, Pathfinder offers multiple delivery capabilities, including peer-to-peer and third-party content delivery networks or CDNs. And, we recently announced the release of an HTML5 Multicast Extension for our enterprise solution.

Our open platform’s unique extensibility allows our partners to develop integrations and extensions for our platform as well. For example, we just released an integration with CaptionHub’s industry-leading video captioning technology. This integration allows Qumu customers to automate the process of creating highly accurate captions – at broadcast quality – in over 50 languages. Generating captions is a gating factor for companies being able to publish videos across the enterprise, and for our customers it can mean a significant competitive advantage, giving them the ability to instantly share knowledge across the enterprise and accelerate their global speed to market.

Our fourth and final pillar is Strengthening Our Financials

As I mentioned earlier, our balance sheet is significantly stronger now with less debt and an improved cash position. We’ve also continued to improve optics into operational expenses which were $5.2 million for the quarter, a decrease of $1.3 million from Q3 2017. We have not only improved our systems and our processes, but our finance team collaborates directly with the commercial team on a daily basis to initiate new contracts and streamline customer renewals, resulting in improved cash flow.

Now, over to Dave for further financial commentary.

Dave Ristow

Thank you, Vern.

As noted earlier, we ended our third quarter with a positive net income of $2.4 million and positive earnings per share of $0.25. These results included the $6.5 million gain on the previously announced sale of our investment in BriefCam, Ltd. and reflected improved operating efficiencies resulting from ongoing cost reduction initiatives.

On a year to date basis, our operating loss decreased by $1.0 million on $2.8 million in lower revenues evidencing that our ongoing cost reduction and operational improvement efforts are working.

We finished the quarter with $8.5 million in cash, an increase of $3.3 million over last quarter. This is following the receipt of $9.6 million of net proceeds from the sale of our BriefCam investment from which we paid $6.5 million to pay down our long-term debt and interest payable.

Third quarter 2018 revenue was $5.7 million, compared to $7.6 million in the third quarter 2017.

Qumu’s total annualized recurring revenue is approximately $16.5 million, which is comprised of 44% SaaS revenue and 56% annualized maintenance revenue.

On $1.9 million less revenues, gross margin for the third quarter 2018 was 62.6%, compared to 61.6% for the third quarter 2017. Gross margin for the nine months ended September 30, 2018 was 63.4%, compared to 62.8% for the nine months ended September 30, 2017.

Operating expenses decreased $1.3 million and $2.6 million during the three and nine months ended September 30, 2018, respectively, compared to the 2017 periods, reflecting the impact of our cost reduction initiatives during 2018.

Given the performance to date and sales pipeline, we remain confident in the achievement of our previously issued revenue guidance for the full year 2018. Annual bookings growth is expected to be 20% to 25% in 2018, emphasizing growth in sales of the Qx platform. Revenue for 2018 is expected to be approximately $25 million, which includes an approximately $1.1 million unfavorable revenue impact due to the adoption of the new revenue recognition standard (ASC Topic 606) in 2018, as well as the loss of a large customer in the fourth quarter 2017, representing revenue of approximately $3.2 million annually. Gross margin percentage is expected to be in the mid to high 60s. Adjusted EBITDA for 2018 is expected to be a loss of approximately $(3.5) million, which is unchanged from previously issued guidance. The Company expects to achieve positive adjusted EBITDA, a non-GAAP measure, in the fourth quarter 2018. Adjusted EBITDA for 2018 excludes other income (expense) of $5.3 million reflecting the sale of BriefCam, Ltd. and paydown of term debt in the third quarter 2018, the change in fair value of warrant liabilities, and net losses on foreign currency transactions, stock-based compensation expense of approximately $1.1 million, amortization of acquired intangible assets of approximately $2.1 million, depreciation expense of approximately $0.5 million, income tax expense of approximately $0.3 million, and interest expense of approximately $1.8 million. Net loss for 2018 is expected to be approximately $4.0 million, which includes the results for the nine months ended September 30, 2018.

Now back to Vern.

Vern Hanzlik

Thanks Dave.

Summary

Let me wrap up with a few key points:

•	We are bullish on the business and reiterating our confidence as we finish 2018 and look to 2019

•	Qumu ended our third quarter with a positive net income and earnings per share and a very strong balance sheet

•	Our pipeline and deal activity are robust

•	We continue to earn top rankings from industry analysts

•	And our Qx strategy is taking hold with new and existing customers

Now let’s open up the call for questions.

Q&A

Vern Hanzlik

Thank you again for joining us today.

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